EXHIBIT 10.3
Execution Version

FIRST SUPPLEMENTAL MASTER INDENTURE
Among
Each of the Members of the Obligated Group
described herein and listed in Exhibit A hereto,
Live Nation VenueCo, LLC, as Group Representative,
Mount Street Mortgage Servicing Limited, as Master Trustee,
Mount Street Mortgage Servicing Limited, as Master Servicer,
HSBC Bank USA, National Association, as Depository,
and
Dutch Elective Venue Unit
Dated as of May 8, 2026

i

EXHIBIT
Exhibit A	Initial Members and Jurisdictions and Participant Collateral

ii

FIRST SUPPLEMENTAL MASTER INDENTURE
FIRST SUPPLEMENTAL MASTER INDENTURE dated as of May 8, 2026 (as amended and supplemented from time to time, this “First Supplemental Indenture”) by and among Live Nation VenueCo, LLC, a bankruptcy remote, special purpose Delaware limited liability company, as Group Representative (the “Group Representative”), each of the entities listed in Exhibit A hereto, duly organized and validly existing under the laws of the respective jurisdictions specified in Exhibit A, as the initial Members of the Obligated Group described herein (collectively, the “Initial Members”), any additional Members of the Obligated Group becoming a party hereto from time to time in accordance with Article XII of the Master Indenture and Mount Street Mortgage Servicing Limited, a limited liability company incorporated under the laws of England and Wales with registered number 03411668 and which has its registered office at 100 Wood Street, London, United Kingdom, EC2V 7AN, as master trustee for the benefit of the Holders (and any successor or assign, the “Master Trustee”), Mount Street Mortgage Servicing Limited, as master servicer (and any successor or assign, the “Master Servicer”) and HSBC Bank USA, National Association (the “Depository”) and the Dutch Elective Venue Unit.
BACKGROUND
WHEREAS, the Initial Members, the Group Representative, the Master Trustee, the Master Servicer, the Depository and the Dutch Elective Venue Unit are parties to that certain Master Trust Indenture, dated as of April 30, 2026 (as amended and supplemented from time to time, the “Master Indenture” and, together with this First Supplemental Indenture, the “Indenture”), pursuant to which the Group Representative, on behalf of the Members, is authorized to issue Obligations from time to time; and
WHEREAS, the Group Representative, on behalf and as representative of the Members as permitted in the Master Indenture, has determined to issue an Obligation under the Master Indenture and hereunder to secure the obligations of the Obligated Group in connection with the issue and sale of (i) €75 million aggregate principal amount of 5.67% Series 2026A-1 Senior Secured Notes due December 31, 2047 (the “Series 2026A-1 Notes”), (ii) €270 million aggregate principal amount of 5.67% Series 2026A-2 Senior Secured Notes due December 31, 2047 (the “Series 2026A-2 Notes”), (iii) €45 million aggregate principal amount of 5.38% Series 2026B-2 Senior Secured Notes due December 31, 2037 (the “Series 2026B-2 Notes”), (iv) €65 million aggregate principal amount of 5.03% Series 2026C-1 Senior Secured Notes due December 31, 2032 (the “Series 2026C-1 Notes”), (v) €80 million aggregate principal amount of 5.03% Series 2026C-2 Senior Secured Notes due December 31, 2032 (the “Series 2026C-2 Notes”) and (vi) €75 million aggregate principal amount of 5.77% Series 2026D-1 Senior Secured Notes due December 31, 2055 (the “Series 2026D-1 Notes” and, together with the Series 2026A-1 Notes, the Series 2026A-2 Notes, the Series 2026B-2 Notes, the Series 2026C-1 Notes and the Series 2026C-2 Notes, the “Notes”) issued by the Group Representative, on behalf and as representative of the Obligated Group, pursuant to the Note Purchase Agreement, dated as of April 30, 2026 (the “Note Purchase Agreement”), by and among the Group Representative, on behalf and as representative of the Obligated Group, HSBC Bank USA, National Association,

as Paying Agent, Registrar, Note Agent and Collateral Agent (collectively in all such capacities, together with their successors and assigns, “Agents” and individually, an “Agent”) and the Purchasers (as defined therein) (the “Purchasers”) party thereto; and
NOW THEREFORE, in consideration of the mutual premises, the Group Representative, the Members, the Master Trustee, the Master Servicer and the Dutch Elective Venue Group hereby agree as follows.
ARTICLE I
Purpose and Definitions

SECTION 1.1. First Supplemental Indenture. This First Supplemental Indenture is executed and delivered by the Group Representative, the Members and the Dutch Elective Venue Group pursuant to Section 3.1, Section 11.1, Section 12.3 and Section 12.4 of the Master Indenture for the purpose of authorizing the issuance of a Master Indenture Obligation No. 1 (Senior Obligation) (“Obligation No. 1”) to evidence the obligations of the Obligated Group and certain Participants in respect of the Notes, which are denominated in Euros.
In accordance with the provisions of the Master Indenture, Obligation No. 1 is a joint and several general obligation of each Member of the Obligated Group, notwithstanding the fact that it is executed solely by the Group Representative in that capacity.
SECTION 1.2. Definitions. All terms which are used and not otherwise defined herein shall have the meanings set forth in the Master Indenture. Additionally, certain terms which are used and not otherwise defined in Section 2.2 hereof shall have the meanings set forth in the Note Purchase Agreement.
“Affected Noteholder” shall have the meaning given such term in the definition of Noteholder Sanctions Event.
“Agents” has the meaning given such term in the Recitals hereto.
“Anti-Corruption Laws” means any applicable law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any applicable law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, or money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), as amended by the USA PATRIOT Act.
“CERCLA” has the meaning given such term in Section 5.2(n).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Collateral Documents” means the following agreements: (i) the Master Indenture, including all Joinder Agreements, (ii) all Supplemental Indentures, (iii) all Obligations, (iv) all Account Control Agreements, (v) all Intercompany Loan Documents for all Jurisdictions, and (vi) all other instruments, documents and agreements delivered by or on behalf of the Group

Representative, any Member or any Participant in order to evidence or secure any Secured Indebtedness or any loans made pursuant to the Intercompany Loan Documents.
“Controlled Entity” means (i) any Controlled Affiliates of any Member or any Participant and (ii) if any Member or Participant has a parent company, such parent company and its Controlled Affiliates.
“Conveyance Documents” means, in the context of the Initial Participants, any agreements between a Participant and an Affiliate pursuant to which such Affiliate purports to convey assets to such Participant relating to its Venue (excluding ordinary course Affiliate transactions permitted under the Financing Documents), including (i) with respect to the Ruoff Music Center Venue, (w) the General Warranty Deed, dated as of April 30, 2026, from LNW to LN Indiana Amphitheater VenueCo, LLC (“Ruoff Participant”), (x) the Bill of Sale, dated as of April 30, 2026, from LNW to Ruoff Participant, (y) the Assignment and Assumption of Leases, dated as of April 30, 2026, from LNW to Ruoff Participant, and (z) the Omnibus Assignment and Assumption Agreement, dated as of April 30, 2026, from LNW to Ruoff Participant and (ii) with respect to the Credit Union 1 Venue, (w) the Special Warranty Deed, dated as of April 30, 2026, from LNW to LN Illinois Amphitheater VenueCo, LLC (“Credit Union 1 Participant”), (x) the Bill of Sale, dated as of April 30, 2026, from LNW to Credit Union 1 Participant, (y) the Assignment and Assumption of Leases, dated as of April 30, 2026, from LNW to Credit Union 1 Participant, and (z) the Omnibus Assignment and Assumption Agreement, dated as of April 30, 2026, from LNW to Credit Union 1 Participant.
“Disclosure Documents” shall have the meaning given in Section 5.2(b) hereof.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is or was sponsored, maintained or contributed to by, or required to be contributed by, any Member, or any Participant or any of their respective ERISA Affiliates.
“Enforceability Exceptions” shall have the meaning given in Section 5.2(a) hereof.
“Effective Date” shall mean May 8, 2026.
“Environment” means the natural environment, including soil, land surface or subsurface strata, real property, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, soil vapor, ambient air (including indoor air), organic and inorganic matter and living organisms, and any natural resource. “Environmental” shall be construed as pertaining to the “Environment.”
“Environmental Claim” means any written request for information, demand, investigation, notice of violation or other similar notice, complaint, claim, action, appeal, suit, proceeding, consent decree, settlement agreement, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law or (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity.

“Environmental Laws” means any and all current, applicable, foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, governmental authorizations, or any other valid requirements of governmental authorities or the Applicable Law relating to (i) the Environment, including any Hazardous Materials Activity; (ii) the presence, release, generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health (as pertains to exposure to Hazardous Materials) and, natural resources.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of such Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period during which such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period for which such Person could reasonably be expected to be liable under the Code or ERISA.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standards of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the material failure to make any required contribution to a Multiemployer Plan that apply to any Member or its ERISA Affiliates; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Member or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan that results in liability to the Group Representative or any of its Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Member or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Member or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability to such Member or its ERISA Affiliates, or the receipt by any Member or any of its ERISA Affiliates of notice from any Multiemployer Plan sponsor that such plan is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated such plan under Section 4041A or 4042 of ERISA; or (viii) the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code.
“EU Prospectus Regulation” shall have the meaning given in Section 5.2(g) hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Supplemental Indenture (including any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Codeimplementing such Sections of the Code.
“Finance Document” shall have the meaning set forth in the Note Purchase Agreement.
“Forms” shall have the meaning given in Section 6.5 hereof.
“Hazardous Materials” means any chemical, material or substance (including vapors and petroleum), exposure to which is prohibited, limited or regulated as hazardous, toxic, a pollutant or contaminant by any Environmental Law, including without limitation per and polyfluoroalkyl substances, petroleum or related products or materials, asbestos, urea and toxic mold.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing, provided that Hazardous Materials Activity shall not include ordinary operation and maintenance activities performed at any property in material compliance with applicable Environmental Laws.
“Initial Non-Asset Cost Allocations” have the meaning given such term in Section 8.2 hereof.
“Investor Presentation” shall mean the Live Nation Investor Presentation dated February 13, 2026.
“Irish Qualifying Holder” means a holder of a Note which is beneficially entitled to interest payable to that holder in respect an advance under a Finance Document and is:

(a)a bank within the meaning of section 246(1) of the Taxes Act which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) of the Taxes Act; or
(b)(i) a body corporate that is resident for the purposes of tax in a member state of the European Communities (other than Ireland) or in a territory with which Ireland has a Treaty that is in effect by virtue of section 826(1) of the Taxes Act or in a territory with which Ireland has signed a Treaty which will come into effect once all the ratification procedures set out in section 826(1) of the Taxes Act have been completed (residence for these purposes to be determined in accordance with the laws of the territory of which the Group Representative claims to be resident) where that member state or territory imposes a tax that generally applies to interest receivable in that member state or territory by companies from sources outside that member state or territory; or
(ii)     a body corporate where interest payable in respect of an advance:

(A)is exempted from the charge to income tax under a Treaty having force of law under the procedures set out in section 826(1) of the Taxes Act; or
(B)would be exempted from the charge to Irish income tax under a Treaty entered into on or before the payment date of that interest if that Treaty had the force of law under the provisions set out in section 826(1) of the Taxes Act at that date; or
(iii)a United States of America (“U.S.”) company, provided the U.S company is incorporated in the U.S. and is taxed in the U.S. on its worldwide income; or
(iv)a U.S. Limited Liability Company (“LLC”), provided the ultimate recipients of the interest would, if they were themselves holders of Notes, be Irish Qualifying Holders within paragraph (b)(i) or (b)(ii) or (b)(iii) or (g) of this definition and the business conducted through the LLC is so structured for non-tax commercial reasons and not for tax avoidance purposes; provided in each case at (i), (ii), (iii) or (iv) such holder is not (or in the case of (iv), the ultimate recipients of the interest are not) carrying on a trade or business in Ireland through an agency or branch with which the interest payment is connected; or
(c)an Irish Treaty Holder; or
(d)a body corporate:
(i)which advances money in the ordinary course of a trade which includes the lending of money; and
(ii)in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of that body corporate; and
(iii)which has complied with all of the provisions of section 246(5)(a) of the Taxes Act, including making the appropriate notifications thereunder; or

(e)a qualifying company within the meaning of section 110 of the Taxes Act; or an investment undertaking within the meaning of section 739B of the Taxes Act; or

(f)an investment undertaking within the meaning of section 739B of the Taxes Act; or
(g)in cases only where the interest is paid by a Participant which is a qualifying company within the meaning of section 110 of the Taxes Act, a person who is resident for the purposes of tax in a member state of the European Communities (other than Ireland) or in a territory with which Ireland has a Treaty that is in effect by virtue of section 826(1) of the Taxes Act or in a territory with which Ireland has signed a Treaty which will come into effect once all the ratification procedures set out in section 826(1) of the Taxes Act have been completed (residence for these purposes to be determined in accordance with the laws of the territory of which the holder claims to be resident), provided that, where such holder is a company, it does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland.
“Irish Tax Act” means Taxes Consolidation Act 1997.
“Irish Treaty Purchaser” means, subject to the completion of procedural formalities, a holder of Notes (other than a holder falling within paragraph (b) or (g) of the definition of Irish Qualifying Purchaser) which is treated as a resident of an Irish Treaty State for the purposes of a Treaty and does not carry on a business in Ireland through a permanent establishment with which that holder’s participation in the Note Purchase Agreement is effectively connected.
“Irish Treaty State” means a jurisdiction which has a double taxation agreement with Ireland (a “Treaty”) which is in effect and makes provision for full exemption from tax imposed by Ireland on interest.

“IRS” shall have the meaning given in Section 5.2(e) hereof.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X.
“Multiemployer Plan” means any Employee Benefit Plan which is “multiemployer plan” as defined in Section 3(37) of ERISA.
“Note Agent” shall have the meaning set forth in the Note Purchase Agreement.
“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to the Holder (or any holder of the Notes), Taxes imposed as a result of a present or former connection between such payee and the jurisdiction imposing such Tax (other than connections arising from such payee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Intercompany Loan Document, or sold or assigned an interest in any Note).
“Other Debt” shall have the meaning given in Section 5.2(o).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Intercompany Loan Document or

Related Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to a transfer of an interest in any Note.
“Payment Date” shall have the meaning given in Section 2.2(b) hereof.
“Payment Certificate” shall have the meaning given in Section 2.2(b) hereof.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Pension Plan” means any Employee Benefit Plan that is an “employee pension benefit plan” within the meaning of ERISA 3(2), other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 of ERISA.
“Placement Agent” shall have the meaning given in Section 5.2(b) hereof.
“Purchaser” shall have the meaning given in the Recitals hereto.
“Related Agreements” shall have the meaning set forth in the Note Purchase Agreement.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor Environment (including the abandonment or disposal of any barrels, containers or other receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the Environment. Release shall include “release” as defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United States (including, but not limited to, the U.S. Department of Commerce, the U.S. Department of State, and OFAC), the United Nations Security Council, the European Union or any member state thereof, the United Kingdom, Canada or any other Governmental Authority with jurisdiction over any Member or Participant.
“Sanctions Target” means any Person that is the subject or target of any Sanctions, including any Person (a) named in any Sanctions -related list, including the OFAC Specially Designated Nationals and Blocked Persons List; (b) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any comprehensive Sanctions (as of the date hereof, the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine; Cuba; Iran and North Korea) (each, a “Sanctioned Jurisdiction”); or (c) owned, 50% or more, directly or indirectly, or controlled by any such Person or Persons described in the foregoing clauses (a)-(b) such that dealings with such Person are restricted or prohibited pursuant to Sanctions.
“SEMS” shall have the meaning given such term in Section 5.2(n) hereof.
“Taxing Jurisdiction” shall have the meaning given in Section 6.5 hereof.

“United States Person” means any Person that is a “United States person” under Section 7701(a)(30) of the Code.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001), and the rules and regulations promulgated thereunder from time to time in effect.
SECTION 1.3. Real Property. Within Exhibit A hereto is a table containing a true, complete and correct list of the leasehold, fee, freehold and other real property interests included in the Participant Collateral under the Master Indenture as of the date hereof, indicating: (i) each Project, Mortgaged Property and Additional Property; (ii) whether or not such property (or portion thereof as indicated) is subjected to a Mortgage; (iii) whether or not such property is subject to the pledge of Gross Revenues under the Master Indenture; and (iv) the length of any Related Ground Lease (with extensions).
ARTICLE II
Terms and Conditions of Obligations; Deposits

SECTION 2.1. Authorization.
(a)Obligation No. 1 is authorized by the Master Indenture and this First Supplemental Indenture. Obligation No. 1 shall be issued in substantially the form attached hereto as Exhibit B. The terms and provisions of Obligation No. 1 shall be deemed a part hereof as if fully set forth herein. The Holder of Obligation No. 1 shall be entitled to the benefits and security of the Indenture applicable to Senior Obligations thereunder.
(b)Obligation No. 1 will be issued in favor of the Collateral Agent as security for the Notes in the aggregate principal amount of the Notes secured thereby.
(c)Live Nation VenueCo, LLC as Group Representative, is hereby authorized in accordance with Section 12.3(b) of the Master Indenture to execute and deliver on behalf of the Obligated Group Obligation No. 1 being issued hereunder, as set forth in Exhibit B.
(d)The Group Representative is further authorized to execute and deliver on behalf of the Obligated Group all such additional documents and instruments as shall be necessary to effectuate the Notes financing, including, but not limited to, any other Obligations.
SECTION 2.2    . Payments under Obligation No. 1.

(a)All payments under Obligation No. 1 shall be made on the dates and in the amounts therein set forth. Such payments shall be made by the Depository at the direction of the Master Trustee, on behalf of the Members, directly to the Paying Agent on behalf of the applicable Holder of such Obligation No. 1 (currently the Collateral Agent) for distribution to the applicable holders of the Notes in accordance with the Note Purchase Agreement; subject, however, to the provisions of the Master Indenture.
(b)In the Note Purchase Agreement, the Group Representative has covenanted that on or before 10:00 a.m. in the applicable Place of Payment on the sixth (6th) Business Day prior to each date on which interest and/or principal of any Notes, or any other amounts are, in each case, required to be paid or prepaid pursuant to the Note Documents (each, a “Payment Date”), the Group Representative shall deliver (or shall cause the Master Servicer to deliver) to certain parties specified in the Note Purchase Agreement, including (but not limited to) the Master

Trustee and the Master Servicer, a certificate of an Authorized Representative in the form of Exhibit C attached to the Note Purchase Agreement (each, a “Payment Certificate”) (x) stating (i) the amount of interest, principal and/or Taxes (and any applicable Make-Whole Amount, Modified Make-Whole Amount and any applicable Swap Breakage Loss (as determined by the holder of such Swapped Euro Note in its applicable Swap Breakage Amount Notice) payable on the Notes, (ii) the amount of any fees and/or expenses then payable to the Master Trustee, the Master Servicer, the Depository and each Agent (as defined in the Note Purchase Agreement) under the terms of the Note Documents and (iii) the Payment Date for each such payment and requesting (x) the Master Trustee to cause such amounts to be paid to the Paying Agent, on behalf of the Collateral Agent, no later than the second (2nd) Business Day prior to the Payment Date and (y) the Paying Agent to cause such payments to be made to the applicable holders or other identified recipients on such Payment Date, in each case, in accordance with such Payment Certificate. The Paying Agent and the Master Trustee shall review each Payment Certificate to confirm the amount of interest and principal (but not any Make-Whole Amounts, Modified Make-Whole Amount or Swap Breakage Loss) set forth therein. In performing such review, the Master Trustee and the Paying Agent shall be entitled to rely conclusively on the accuracy and completeness of the Payment Certificate and shall have no duty to independently verify, test, audit or recalculate any amounts set forth therein, including, without limitation, any determination of interest, principal or other amounts payable. Neither the Master Trustee nor the Paying Agent shall not be responsible or liable for any error, omission or inaccuracy in any Payment Certificate, except to the extent of any manifest error apparent from the face of the Payment Certificate, and shall have no obligation to make any inquiry or investigation with respect thereto. In the event that, on or prior to the third (3rd) Business Day following receipt of such Payment Certificate, the Paying Agent, the Note Agent, the Master Trustee, the Master Servicer or any holder of Notes shall determine that any amounts set forth in the Payment Certificate are incorrect, the Note Agent or the Paying Agent (upon receipt of notice from such party, if applicable) or the applicable holder shall notify the Note Agent, the Paying Agent, the Master Trustee and the Group Representative in writing promptly but in no case later than the third (3rd) Business Day following receipt of such Payment Certificate. If any such issues with a payment described in the Payment Certificate are resolved (including, by virtue of the Group Representative submitting a corrected Payment Certificate to, among other Persons, the Master Trustee and the Master Servicer), or if no issues have been raised with respect to any such payment, the Master Trustee shall be entitled to rely conclusively on the accuracy and completeness of the Payment Certificate (as so corrected, if applicable) and shall implement such payments to the Paying Agent, on behalf of the Collateral Agent, in accordance with the Payment Certificate and Section 2.2(c) below. No provision of this Section 2.2(b) shall be construed to impose on the Master Trustee, the Paying Agent or the Note Agent any duty to calculate, determine, audit or verify any amount payable under the Notes.
(c)Following receipt of a final Payment Certificate as described in clause (b) above, the Master Trustee shall direct the Depository to transfer, in accordance with such Payment Certificate and Section 5.5 of the Master Indenture, no later than the second (2nd) Business Day prior to the Payment Date, the amounts specified therein from the Debt Service Fund to the Paying Agent as amounts due under Obligation No. 1, by wire transfer in immediately available funds in accordance with the wire instructions specified for such purpose below, or by such other wire instructions as the Paying Agent shall have from time to time specified to the Master Trustee in writing for such purpose.
Bank Name:                 HSBC Bank USA, NA
ABA:                     [...]
Account Name:             [...]
Account Number:             [...]
SWIFT:                 [...]

SECTION 2.3. Application of Proceeds of Notes.

The proceeds of the Notes in the amount of €610,000,000 shall be applied as follows:

(i)€13,534,740, representing capitalized interest on the Notes for interest accruing thereon through September 30, 2026, shall be deposited by the Depository at the direction of the Master Trustee in the Capitalized Interest Account with respect to Senior Obligations;
(ii)€0 shall be deposited by the Depository at the direction of the Master Trustee into the Debt Service Reserve Fund with respect to Senior Obligations, representing that portion of the Debt Service Reserve Requirement for the Notes not funded with a Reserve Account Credit Facility;
(iii) €11,204,403.68 representing transaction costs, shall be paid directly to the payees thereof in accordance with the Flow of Funds;
(iv) €117,222,296.19 shall be paid directly to Goldman Sachs Lending Partners LLC, as agent for the €116.5 million loan made on December 20, 2022 to LN NL Venues Holdings B.V., in accordance with the Flow of Funds;
(v)€6,733,856.16 shall be paid directly to the lender to pay in full the outstanding amount of a loan made on or about December 20, 2022 to Ziggo PropCo Participant., in accordance with the Flow of Funds;
(vi)€4,382,719.390 shall be deposited by the Depository at the direction of the Master Trustee in the Excess Operating Expense Fund; and
(vii)€456,881,984.58 shall be deposited by the Depository at the direction of the Master Trustee into the Acquisition Fund.
ARTICLE III
Debt Service Reserve Fund

SECTION 3.1. Debt Service Reserve Fund. The Debt Service Reserve Fund shall be established under the Master Indenture and funded with respect of the Notes as required and in accordance with the Master Indenture and the Note Purchase Agreement. The assets in the Debt Service Reserve Fund shall be invested and valued as described in the Master Indenture.
ARTICLE IV
Term of First Supplemental Indenture

SECTION 4.1    . Term of First Supplemental Indenture. This First Supplemental Indenture shall remain in full force and effect for so long as Obligation No. 1 remains Outstanding under the Master Indenture and so long as any of the Note Obligations and/or Commitments (as defined in the Note Purchase Agreement) remain outstanding.
ARTICLE V
Representations of Members

SECTION 5.1    . Confirmation of Representations in Master Indenture. Each of the Members represents and warrants that all of the representations of the Members set forth in Section 6.2 of the Master Indenture are true and correct in all respects, prior to, and will be true and correct in all respects immediately after, giving effect to this First Supplemental Indenture and any documents delivered in connection therewith.

SECTION 5.2    . Additional Representations of Members. Each of the Members further represents and warrants, as of the date hereof, that:
(a)Authorization, Etc. Obligation No. 1 has been duly authorized by each Member and, when executed by the Group Representative and issued and delivered pursuant to this First Supplemental Indenture and the Master Indenture and authenticated by the Master Trustee, will have been duly executed, authenticated, issued and delivered and will constitute a valid and legally binding obligations of each Member enforceable against such Member in accordance with, and subject to, its terms and the terms of the Indenture, except as may be limited by bankruptcy, insolvency, examinership, appointment of a process adviser, administration, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and implied covenants of good faith and fair dealing (the “Enforceability Exceptions”) and entitled to the benefits provided to Senior Obligations under the Indenture. Each other Financing Document and Related Agreement to which the Member is a party has been duly authorized, executed and delivered by such Member and constitutes the valid and legally binding obligation of such Member, enforceable against such Member in accordance with its terms, except to the extent limited by the Enforceability Exceptions.
(b)Disclosure. The Group Representative, through its agents, Goldman Sachs & Co. LLC and MUFG Bank Ltd. (collectively, the “Placement Agents”), has delivered to each Purchaser a copy of the Investor Presentation and the Indenture relating to the transactions contemplated hereby. The Note Purchase Agreement, the Notes, the Investor Presentation, the Indenture, the other Collateral Documents, the Historical Financial Statements (as defined in the Note Purchase Agreement), the Budget and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Members and Participants prior to the April 3, 2026 in connection with the transactions contemplated hereby and identified in Schedule 5.3 to the Note Purchase Agreement (collectively, as the “Disclosure Documents”), taken as a whole, (a) as of the dates thereof, fairly describe and as of the Closing Date, will fairly describe, in all material respects, the general nature of the business and principal properties of the Members and the Participants and (b) as of the dates thereof and hereof do not, and as of the Closing Date, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. The financial projections included in the Investor Presentation have been prepared based upon assumptions deemed reasonable by the Members and Participants in their good faith business judgment; provided, such projections are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from such projections and that the differences may be material. There is no fact known to any Member (other than matters of a general economic nature) or, based upon their inquiries of their respective Participants, that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other Disclosure Documents.
(c)Historical Financial Statements; Budget. The Historical Financial Statements were prepared in conformity with Applicable Accounting Standards and fairly present, in all material respects, the financial position of each Participant as at the respective dates thereof and the results of operations and cash flows of each Participant for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Additionally, on and as of the date hereof and the date of the Closing (as defined in the Note Purchase Agreement), (i) the initial Financial Plan (as defined in the Note Purchase Agreement), and (ii) the Budget for the Fiscal Year in which the issuance of Obligation No. 1 occurs were and will be prepared in good faith by the Group Representative and the other Members and Participants and are based on commercially reasonable assumptions made; provided, such projections are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from such projections and that the differences may be material. The Members and the Participants do not have any material liabilities that are not disclosed in the Disclosure Documents.
(d)Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.
(i)None of the Group Representative, any other Member or any Participant or any of their respective directors or officers, nor, to the Group Representative’s knowledge, any of their respective employees, agents or affiliates, is a Sanctions Target.
(ii)None of the Group Representative, any other Member or any Participant (i) has, during the past five (5) years, violated, been found in violation of, or been charged or convicted under, any applicable Anti-Money Laundering Laws or Anti-Corruption Laws in any material respect, or any Sanctions in any respect or (ii) to the Group Representative’s knowledge, is under investigation by any Governmental Authority for possible violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.
(iii)Each of the Company, each other Member, and each Participant maintain, or are subject to, policies and procedures reasonably designed to ensure compliance with all applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.
(e)No Member is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act or under any other federal or state statute or other Applicable Law which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Notes, the Obligations, the Indenture or any Intercompany Loan Document unenforceable. No Member is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
(f)Employee Benefit Plans; Employee Matters.
(i)Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Members and each of their ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) indicating that the form of such Employee Benefit Plan is so qualified or is in the form of a pre-approved prototype or volume submitter document that is the subject of a favorable IRS opinion or advisory letter and to the Members’ knowledge, nothing has occurred subsequent to the issuance of such determination, opinion or advisory letter that would cause such Employee Benefit Plan to lose its qualified status. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no liability to the PBGC (other than required premium payments), the IRS, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Member or any of its ERISA Affiliates. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Group Representative, except to the extent required under Section 4980B of the Code or similar state laws. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Members and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan that apply to them and have not been notified by any such Multiemployer Plan that they are in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to such Multiemployer Plan. The execution and delivery of the Note Purchase Agreement and the issuance and sale of the Notes thereunder, and the execution and delivery of this First Supplemental Indenture and the issuance of Obligation No. 1, will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Members to each Purchaser in the foregoing sentence of this Section 5.2(f)(i) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in the Note Purchase Agreement as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser. The Members have no non-U.S. Plans, or if they have non-U.S. Plans, each has been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect, and all premiums, contributions and any other amounts required by applicable Non-U.S. Plan have been paid or accrued as required by the applicable accounting standards, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect. “Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by any Member or any Subsidiary primarily for the benefit of employees of any Member or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
(ii)The Irish Member does not have and has never had any employees.
(iii)The Irish Member does not have any obligation in respect of any retirement benefit or occupational pension scheme and does not have any similar obligations under the laws of any relevant jurisdiction.
(iv)The Dutch Member does not have and has never had any employees.
(v)The Dutch Member does not have any obligation in respect of any retirement benefit or occupational pension scheme and does not have any similar obligations under the laws of any relevant jurisdiction.
(vi)The Group Representative does not have and has never had any employees.
(g)Private Offering. No Member or Participant nor anyone acting on any Member or Participant’s behalf has offered the Notes or any similar securities for sale (i) to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than twenty (20) other Institutional Investors (as defined in the Note Purchase Agreement), each of which has been offered the Notes at a private sale for investment or (ii) in a manner inconsistent with the means of offering contained in the letters, to be dated as of the date of the Closing (as defined in the Note Purchase Agreement), by the Placement Agents to the Group Representative, Paul Hastings LLP and DLA Piper LLP (US). Neither the Group Representative nor, to the Group Representative’s knowledge after due inquiry, anyone acting on the Group Representative’s behalf has, with respect to the Notes, engaged in any form of “general solicitation or general advertising,” as defined under Rule 502(c) of the Securities Act. The Group Representative has provided each Purchaser an opportunity to discuss with the Group Representative’s management the financial statements delivered pursuant to Section 5.5, as well as the Group Representative’s business, management, financial affairs and the terms and conditions of the offering of the Notes. Neither the Group Representative nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or delivery of any Note Documents to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction, including the jurisdiction that governs the Group Representative’s internal affairs and the registration requirements under Regulation (EU) 2017/1129 (the “EU Prospectus Regulation”) and the EU Prospectus Regulation as it forms part of domestic law in England & Wales by virtue of the European Union (Withdrawal) Act 2018 (as amended by the EU (Withdrawal Agreement) Act 2020).
(h)Use of Proceeds; Margin Regulations. No Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock (as defined in the Note Purchase Agreement). Margin Stock does not constitute more than 25% of the value of the assets of any Member, and no Member has any present intention that Margin Stock will constitute more than 25% of the value of such assets. No portion of the proceeds of any of the Notes shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors (as defined in the Note Purchase Agreement) or any other regulation thereof or to violate the Exchange Act of 1934, as amended. No part of the proceeds from the sale of the Notes will be used, directly or knowingly indirectly, (A) for the purpose of making any improper payments, including bribes, to any governmental official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Agent, the Master Trustee, any Purchaser or any holder to be in violation of, any applicable Anti-Corruption Laws, (B) in violation of Anti-Money Laundering Laws, (C) for the purpose of financing any activities of or with any Sanctions Target or in any Sanctioned Jurisdiction, in either case in violation of Sanctions, or (D) in any other manner that would cause any party to this Agreement to be in violation of any applicable Anti-Money Laundering Laws or Sanctions.
(i)Indebtedness; Liens. Schedule 5.2(i) sets forth a complete and correct list of all outstanding Indebtedness of the Group Representative and each other Member as of the date hereof and as of the Closing Date (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any guaranty thereof). Updates to Schedule 5.2(i) may be made after the Closing Date, subject to compliance with the applicable provisions of the Financing Documents relating to additional Indebtedness. No Member is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Material Indebtedness (as defined in the Note Purchase Agreement) and no event or condition exists with respect to such Material Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. As of the date hereof and Closing Date, other than Liens granted (or to be granted) pursuant to the Indenture and the Intercompany Loan Documents and Permitted Encumbrances, no Member has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness. As of the date hereof and the Closing Date, no Member is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Member, any agreement relating thereto or any other agreement (including its Organizational Documents) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness, except the Indenture.
(j)Insurance. Each Member has obtained all insurance coverages required to be obtained in accordance with the Master Indenture and the Related Agreements, as applicable.
(k)Copies of Agreements; No Defaults. Schedule 5.2(k) contains a true, correct and complete list of all the Intercompany Loan Documents in each Jurisdiction and Related

Agreements in effect on the Closing Date. Updates to such Schedule may be made after the Closing Date to reflect changes in such list over time. Each such document is (i) in full force and effect, (ii) is the valid and binding obligation or agreement of the parties thereto and (iii) no party is in default thereunder. (i) All of the requirements contemplated by the Related Agreements (excluding clauses (iv) and (vi) of the definition thereof) to have been settled, satisfied or performed prior to or as of the date hereof and the date of the Closing, as applicable, in order to retain the effectiveness of such Related Agreements (excluding clauses (iv) and (vi) of the definition thereof) and consummate the transactions contemplated under such Related Agreements as of such date have been duly settled, satisfied or performed or waived, and (ii) each of the transactions contemplated by such Related Agreements to have been settled, satisfied or performed prior to or as of the date hereof and the date of the Closing, as applicable, have been consummated in accordance with such Related Agreements and all Applicable Laws, except in each case of clauses (i) and (ii), as would not reasonably be expected to result in a Material Adverse Effect.
(l)Grant of Security Interests; Effectiveness of Mortgages. Pursuant to this Indenture, the Assigned Agreements and the other Intercompany Loan Documents, the Master Trustee has been granted a perfected, first priority security interest in the Trust Estate on behalf of the holders of Obligations under the Indenture, subject only to Permitted Liens (as defined in the applicable Intercompany Loan Agreement for each Participant) or Permitted Encumbrances. The above applies subject to such exceptions as may need to be made thereto in accordance with mandatory laws in the Netherlands with respect to Dutch Participants and any other similar Jurisdiction applicable to the relevant Participant Collateral in terms of the security to be granted, terms thereof and whether such security can be held in trust. Each Member represents that each Mortgage, together with any applicable assignments thereof, in its Jurisdiction creates a valid Lien in favor of the Master Trustee on the Mortgaged Property subject thereto, securing the payment of the Obligations. All action necessary to perfect such Lien has been taken or will be taken in the context of the closing procedures commenced on the Closing Date and such Lien has priority over any other Lien on such Mortgaged Property (in the case of Mortgages entered into on the Closing Date, upon recording of the Mortgage and the Closing Date, as applicable with the appropriate filing office).
(m)Limited Special Purpose Entity Provisions. Each Member (i) is organized solely for the purpose of making loans to Participants within its Jurisdiction and entering into and engaging in the transactions contemplated by, the Indenture, the Intercompany Loan Agreement, the Related Financing Documents and the Note Documents; (ii) has not engaged in any other operations; (iii) has no other purpose; and (iv) has no Indebtedness, secured or unsecured, direct or contingent, other than Indebtedness permitted under Section 6.15 of the Master Indenture. Each Member has complied in all material respects with the separateness provisions contained in its Organizational Documents or, as applicable, in any Intercompany Loan Agreement to which such Member is a party. No suit or action is pending or, to the Member’s knowledge, threatened, seeking to consolidate the assets and liabilities of the Member with any other Person, or generally to impose the obligations of any Person.
(n)Environmental Matters. Except as has not or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(i)No Member, nor any of its property, are subject to any outstanding written order, consent decree, indemnification for the liabilities of third parties under Environmental Laws, Contractual Obligation or settlement agreement with any Person related to any Environmental Law, any Environmental Claim or any Hazardous Materials Activity.
(ii)No Member has received any letter or other written request for information under Section 104 of the Comprehensive Environmental Response, Compensation,

and Liability Act (42 U.S.C. § 9604, “CERCLA”) or any comparable state law on pertaining to any property.
(iii)No property or improvements now or, to the Group Representative’s knowledge, previously owned, operated, or leased by any Member, or, to the Company’s knowledge, at which any Member has contributed to the disposal of Hazardous Materials or Hazardous Materials Activity, is either listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the Superfund Enterprise Management System (“SEMS”), or on any similar state lists of sites requiring investigation, clean-up, or other response or remedial actions.
(iv)To the Group Representative’s knowledge, there are and have been no events, conditions, occurrences, or Hazardous Materials Activities which have resulted in, or would reasonably be expected to form the basis of, an Environmental Claim against any Member or in respect of any of its property.
(v)There have been no past, and there are no pending or threatened in writing (i) Environmental Claims received by any Member, or (ii) complaints, notices received by any Member regarding potential liability under any Environmental Law or Hazardous Materials Activity.
(vi)There are not, nor have there ever been, above ground or underground storage tanks, active or abandoned, including petroleum storage tanks, on or under all or any portion of any property now or, to the Group Representative’s knowledge, previously owned, operated or leased by any Member.
(vii)To the Group Representative’s knowledge, each Member and its properties have been issued and are in compliance with all required governmental authorizations relating to Environmental Laws.
ARTICLE VI
Covenants of Members

SECTION 6.1. Confirmation of Covenants in Master Indenture. Each of the Members confirms in all respects the covenants of the Members set forth in the Master Indenture.
SECTION 6.2    . Additional Covenants of Members. Each Member covenants to deliver (or cause to be delivered) to the Master Trustee the following:
(a)Additional Covenant Relating to Employee Benefit Matters. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action the Members or any of their ERISA Affiliates have taken, are taking or propose to take with respect thereto and, when known, any action taken or threatened by the IRS, the U.S. Department of Labor or the PBGC with respect thereto and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with respect to each Pension Plan with respect to which an ERISA Event has occurred; (2) all notices received by the Members or any of their ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents, reports or filings relating to any Employee Benefit Plan, in each case in this clause (ii), as the Master Trustee shall reasonably request in connection with such ERISA Event.

(b)Notice Regarding Related Agreements. Promptly, and in any event within ten (10) Business Days, (A) after any Related Agreement is terminated prior to the expiration thereof or amended in a manner that is materially adverse to any Member or any Participant, or (B) after any new Related Agreement is entered into by or on behalf of any Member or any Participant, a written statement describing such event, with copies of such material amendments or new Related Agreements (to the extent such delivery is permitted by the terms of any such Related Agreement, provided, no such prohibition on delivery shall be effective if it was bargained for by a Member or Participant with the intent of avoiding compliance with this Section 6.2(b), and, as to an event described in clause (A) of this Section 6.2(b), an explanation of any material actions being taken by any Member or any Participant with respect thereto).
(c)Environmental. Each Member shall promptly take, and shall cause the Participants in its Jurisdiction to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws known to the Members, including concerning any Project, any Mortgaged Property or any Additional Property, by such Member or Participant that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any claim under any Environmental Law against any Member or any Participant (provided a Member shall not be required to make a response that is unreasonable in the circumstances) and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 6.3    . Economic Sanctions, Etc.. Each Member will not, and will not permit any Participant to, become a Sanctions Target.
SECTION 6.4    . Provisions Relating to Offers of Prepayment. In the Note Purchase Agreement, the Group Representative entered into certain covenants for the benefit of the holders of the Notes to make certain prepayment offers upon the occurrence of certain events. Such provisions are set out in Sections 7.2(a), 7.2(f) and 7.3(b) of the Note Purchase Agreement. Certain other offers of prepayment are set out in Sections 7.2(b) and 7.2(e), which offers are also set out in the Master Indenture. The Members acknowledge each such covenant and hereby agree that the terms of the Intercompany Loan Agreement and related Sub-Program Agreement No. 1 to which each such Member is a party require the Participants to make offers of prepayments of the Loans thereunder at the same times and in the same amounts as provided under such Sections of the Note Purchase Agreement.
SECTION 6.5    . Meetings with Holders of Secured Indebtedness. Each Member shall, upon the request of the Master Trustee participate in a meeting of the holders the Notes once during each Fiscal Year to be held at the corporate offices (or at such other location as may be agreed to in accordance with the provisions of the applicable Related Financing Documents) at such time as may be agreed to by the Group Representative.
SECTION 6.6    . Taxes; Withholding, Etc.
(a)Payments to Be Free and Clear. All payments whatsoever under Obligation No. 1 will be made by the applicable Member in Dollars or in Euros, as applicable, free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of the United States or any other jurisdiction in which the Obligated Group has instructed a payment in respect of the Notes be made from (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.
(b)If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by a Member under Obligation No. 1 or the

Notes, the Obligated Group will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts (hereinafter an “Additional Amount”) as may be necessary in order that the net amounts paid to such holder pursuant to the terms of the Related Financing Documents or the Notes after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such Additional Amount), shall be not less than the amounts then due and payable to such holder under the terms of the Related Financing Documents or the Notes before the assessment of such Tax, provided that no payment of any Additional Amounts shall be required to be made for or on account of:
(i)    any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for a Member or any Participant, after the date hereof, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of the Related Financing Documents or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;
(ii)    any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Group Representative) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b)(ii) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Group Representative no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or
(iii)    any Tax on the net income or profits of the holder of Notes; or

(iv)any Taxes, to the extent such Taxes are imposed as a result of the presentation of Obligation No. 1 or the Notes for payment (where presentation is required) more than 30 days after the later of the applicable payment date or the date the relevant payment is first made available for payment to the holder (except to the extent that the holder thereof would have been entitled to Additional Amounts had Obligation No. 1 or the Note been presented on the last day of such 30 day period);
(v)any Taxes that are payable otherwise than by deduction or withholding from a payment on or with respect to Obligation No. 1 or the Notes;

(vi)    any estate, inheritance, gift, sales, transfer, excise, personal property or similar Taxes;
(vii)     any failure to comply with Section 6.5(i);
(viii)    any failure to comply with Section 6.5(c);
(ix)    any Taxes that are imposed or withheld solely because such holder (or the beneficial owner for whose benefit such holder holds Obligation No. 1 or the Notes), or a fiduciary, settlor, beneficiary, member, shareholder or other equity owner of, or possessor of a power over, such holder (or beneficial owner), if such holder (or beneficial owner) is an estate, trust, partnership, limited liability company, corporation or other entity: (i) with respect to any withholding Taxes imposed by the United States, is or was with respect to the United States a controlled foreign corporation, (ii) actually or constructively owns or owned 10% or more of the total combined voting power of all classes of any Member’s stock within the meaning of Section 871(h)(3) of the Code, or (iii) is or was a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3) of the Code;
(x)     with respect to withholding Taxes imposed by the United States, any such Taxes imposed by reason of the failure of such holder to fulfil the statement requirements of Sections 871(h) or 881(c) of the Code;
(xi)     any tax, assessment or governmental charge withheld or deducted pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021);
(xii)    (i) any Taxes imposed on any payment on Obligation No. 1 or the Notes by Ireland, if on the date on which the payment falls due, the payment could have been made to the relevant Holder without any deduction or withholding of Taxes if the Holder had been an Irish Qualifying Holder, but on that date that Holder is not or has ceased to be an Irish Qualifying Holder other than as a result of any change after the date it became a Holder under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority or (ii) the relevant Holder is an Irish Treaty Holder and the Group Representative. Member or Participant, as applicable, making the payment is able to demonstrate that the payment could have been made to the Holder without any deduction or withholding of Taxes had that Holder complied with its obligations under paragraph (c) below; or
(xiii)    any combination of clauses (i) through (xi) above;
provided further that in no event shall the Obligated Group be obligated to pay such additional amounts to any holder registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Group Representative shall have given timely notice of such law or interpretation to such holder.
(c)Each holder of a Note has agreed, subject to the limitations of clause (b)(ii) above, that it will from time to time with reasonable promptness, (x) duly complete and deliver to or as reasonably directed by the Group Representative, the Master Trustee and the Agents all such forms, certificates, documents and returns provided to such holder by the Group Representative, including if reasonably requested by the Group Representative or a Participant, any information available to the holder for the Irish Participant with its obligations under Sections 891A, 891E, 891F and 891G of the Irish Tax Act, if applicable (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between such holder’s country of residence and such Taxing Jurisdiction and (y) provide the Group Representative with such information with respect to such holder as the Group Representative may reasonably request in order to complete any such Forms, provided that nothing in this Section 6.5(c) shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Group Representative, the Master Trustee and the Agents or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Group Representative (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.
(d)On or before the Closing Date the Group Representative, directly or through the Note Agent, will furnish each purchaser of a Note, the Master Trustee and the Agents with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed pursuant to Section 6.5(b)(ii), if any, and in connection with the transfer of any Note the Group Representative, directly or through the Note Agent, will furnish the transferee of such Note, the Master Trustee and the Agents with copies of any Form and English translation then required.
(e)If any payment is made by the Obligated Group to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by the Obligated Group pursuant to Section 6.5(b), then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Obligated Group, directly or through the Note Agent and the Group Representative, such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in Section 6.5(b)(ii)) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.
(f)The Group Representative will furnish the holders of Notes, the Master Trustee and the Agents promptly and in any event within 60 days after the date of any payment by the Obligated Group of any Tax in respect of any amounts paid under the Related Financing Documents or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Group Representative or applicable Member, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note, the Master Trustee or the Agents.
(g)If the Obligated Group is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Obligated Group would be required to pay any additional amount under this Section 6.5, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Obligated Group will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Obligated Group) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.
(h)If the Obligated Group makes a Tax payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Group Representative, directly or through the Note Agent, (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Group Representative, directly or through the Note Agent, subject, however, to the same limitations with respect to Forms as are set forth above.
(i)The obligations of the Obligated Group under this Section 6.5 shall survive the payment or transfer of any Note and the provisions of this Section 6.5 shall also apply to successive transferees of the Notes.
(j)By acceptance of any Note, the holder of such Note has agreed that such holder will with reasonable promptness duly complete and deliver to the Group Representative, the Master Trustee and the Agents, or to such other Person as may be reasonably requested by the Group Representative including the Note Agent, from time to time (i) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Group Representative or any Agent necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Group Representative or any Agent to comply with its obligations under FATCA and (ii) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Group Representative to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 6.5(j)

shall require any holder to provide information that is confidential or proprietary to such holder unless the Group Representative or the requesting Agent is required to obtain such information under FATCA and, in such event, the Group Representative or such Agent shall treat any such information it receives as confidential.
SECTION 6.7. Most Favored Nation. The Group Representative and each Member, for itself and on behalf of its Participants in its Jurisdiction, acknowledge and agree that in the event any Financing Document (as defined in the Note Purchase Agreement) contains more restrictive covenants or events of default than those contained in the Note Purchase Agreement or herein as of the Closing Date, then for so long as any such more restrictive covenants or events of default remain in any such Financing Documents (i) each Holder of an Obligation hereunder shall have the benefit of such more restrictive covenants or events of default and (ii) any such more restrictive covenants or events of default shall be incorporated by reference herein, mutatis mutandis, as if fully set forth herein. In furtherance of the foregoing, the Group Representative, each Purchaser and each Agent shall, at the request of the Required Holders or the Group Representative, enter into an amendment to this Agreement incorporating or removing any such more restrictive covenants or events of default, as applicable.
SECTION 6.8. Use of Proceeds. No part of the proceeds from the sale of the Notes will be used, directly or knowingly indirectly, (A) for the purpose of making any improper payments, including bribes, to any governmental official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Agent, the Master Trustee, any purchaser of a Note or any holder to be in violation of, any applicable Anti-Corruption Laws, (B) in violation of Anti-Money Laundering Laws, (C) for the purpose of financing any activities of or with any Sanctions Target or in any Sanctioned Jurisdiction, in either case in violation of Sanctions, or (D) in any other manner that would cause any party to this First Supplemental Indenture to be in violation of any applicable Anti-Money Laundering Laws or Sanctions.
ARTICLE VII
Dutch Elective Venue Unit
SECTION 7.1. Election to Form Elective Venue Unit.
Each of Amsterdam Music Dome Exploitatie B.V., Amsterdam Music Dome Properties B.V. and LN NL Venues Holdings B.V., the Participants with respect to the Ziggo venue hereby elect, pursuant to Section 12.7 of the Master Indenture, to form an Elective Venue Unit and to be treated, for all purposes of the Indenture, as an Elective Venue Unit.
SECTION 7.2. Covenants.
(a)Each of the Participants in the Dutch Elective Venue Unit confirms in all respects the Covenants of Dutch Elective Venue Unit.
(b)Each of the Participants in the Dutch Elective Venue Unit confirms in all respects the covenants thereof set forth in the Master Indenture.
(c)The Participants in the Dutch Elective Venue Unit confirm their undertaking in the Master Indenture that, upon the addition of any Participant located within or subject to the laws of The Netherlands, they will cause such Participant to become a signatory of the Master Indenture and this First Supplemental Indenture to provide security with respect to the relevant Participant Collateral for the benefit of the holders from time to time of Obligations.

ARTICLE VIII
Miscellaneous
SECTION 8.1. Provisions Specific to this First Supplemental Indenture.
(a)The Master Trustee accepts the trusts created by the Master Indenture, as supplemented from time to time, including by this First Supplemental Indenture, and agrees to perform its obligations under the same upon the terms and conditions of the Master Indenture, as supplemented from time to time, including by this First Supplemental Indenture.
(b)Without limiting its obligations under Section 6.9(t) of the Master Indenture, the Master Trustee hereby agrees to promptly deliver to the Agents (and upon written request therefor, any holder of a Note) a copy of any notice, certificate, report or other item received by the Master Trustee in accordance with the terms hereof or of the Master Indenture or Obligation No. 1.
(c)All the covenants, stipulations, promises and agreements contained in this First Supplemental Indenture by or on behalf of any Member or the Master Trustee shall inure to the benefit of and shall bind their respective successors and assigns, whether so expressed or not.
(d)In case any provisions in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(e)Nothing in this First Supplemental Indenture or in Obligation No. 1, expressed or implied, shall give or be construed to give any person, firm or corporation, other than each Member, the Master Trustee and the Agents, on behalf of the holders of the Notes, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture, or under any covenant, condition and provision herein contained; all its covenants, conditions and provisions being for the sole benefit of each Member, the Master Trustee and any Holders, including but not limited to the Agents, on behalf of the holders of the Notes.
(f)This First Supplemental Indenture and Obligation No. 1 shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions (other than Sections 5-1401 and 5-1402 of the General Obligations Law), and the obligations, rights and remedies of the parties hereunder and thereunder shall be determined in accordance with such laws.
(g)Each of the parties hereto hereby submits, to the extent effective under Applicable Law, to the jurisdiction and venue of the state and federal courts of New York and agrees that the parties hereto may, at their option, enforce their respective rights hereunder in such courts. To the extent permitted by Applicable Law, each party hereto hereby irrevocably waives the defense of an inconvenient forum to maintenance of any action or proceedings in such courts. Each party hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this agreement or any of the transactions contemplated hereby.
(h)All notices, directions or consents given or provided hereunder or under Obligation No. 1 shall be in writing and delivered in accordance with Section 15.2 of the Master Indenture. Notices to the Agents shall be given at the address (or facsimile number or email, if applicable) set forth below or at such other address (or facsimile number or email, if applicable) as Agents shall have specified to the Master Trustee and the Group Representative in writing:

HSBC BANK USA, NATIONAL ASSOCIATION
Issuer Services
66 Hudson Boulevard East, 545W9
New York, NY 10019
Attention: CTLA Deal Management – Live Nation
Email: ctlanydealmanagement@us.hsbc.com
(i)As provided in Section 11.2(c) of the Master Indenture, any amendment or supplement to the Master Indenture or this First Supplemental Indenture that materially adversely affects the rights or obligations of the Holder of Obligation No. 1 shall require the prior written consent of such Holder.
(j)Each of the parties hereto agrees that the transaction consisting of this agreement may be conducted by electronic means. The words “execution,” “signed,” “signature,” and words of like import in this First Supplemental Indenture shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state or other laws based on the Uniform Electronic Transactions Act. Each party agrees, and acknowledges that it is such party’s intent, that if such party signs this agreement using an electronic signature, it is signing, adopting, and accepting this agreement and that signing this agreement using an electronic signature is the legal equivalent of having placed its handwritten signature on this agreement on paper. Each party acknowledges that it is being provided with an electronic or paper copy of this agreement in a usable format.
SECTION 8.2. Non-Asset Cost Allocations. As of the Closing Date, the Allocated Non-Asset Costs are as follows (the “Initial Non-Asset Cost Allocations”):

Ruoff Music Center	€8,007,366.57
Credit Union 1	€5,120,673.82
3Arena	€3,815,441.47
Ziggo	€12,178,381.21

SECTION 8.3. Miscellaneous. The following are the references required by the Master Indenture in connection with this Supplemental Indenture:
(a)The Model for this Supplemental Indenture is the initial Model, as defined in the Master Indenture.
(b)The Flow of Funds Memorandum is that certain document of that name, dated as of April 30, 2026.
SECTION 8.4. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall be an original but all of which taken together shall constitute the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and electronic signatures with respect to this First Supplemental Indenture and all documents relating thereto (other than Obligation No. 1). Delivery of an electronic signature to, or a signed copy of, this First Supplemental Indenture and all documents relating thereto (other than Obligation No. 1) by facsimile, e-mail or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this First Supplemental Indenture and all documents relating thereto (other than Obligation No. 1) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Holder shall request manually signed counterpart signatures to this First Supplemental Indenture or any documents relating to this Agreement, the Group Representative hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.
[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have caused this acknowledgement to be duly executed by persons thereunto duly authorized, as of the day and year first written above.

MASTER TRUSTEE: MOUNT STREET MORTGAGE SERVICING LIMITED, as Master Trustee By: /s/ Grant Tough Name: Grant Tough Title: Authorized Signatory
MASTER SERVICER: MOUNT STREET MORTGAGE SERVICING LIMITED, as Master Servicer By: /s/ Grant Tough Name: Grant Tough Title: Authorized Signatory
DEPOSITORY: HSBC BANK USA, NATIONAL ASSOCIATION, as Depository By: /s/ F. Acebedo Name: F. Acebedo Title: Vice President
GROUP REPRESENTATIVE: LIVE NATION VENUECO, LLC, as Group Representative on behalf of the Members By: /s/ Zach Friedland Name: Zach Friedland Title: Treasurer

[Signature Page to First Supplemental Master Indenture]

OBLIGATED GROUP:

LIVE NATION VENUECO, LLC, as Member and Group Representative on behalf of the Members
By: /s/ Zach Friedland
Name: Zach Friedland
Title: Treasurer

LN NL VENUE FINCO BV
By:/s/ Ruben Brouwer
Name: Ruben Brouwer
Title: Director

AIL VENUE FINCO DAC

By:/s/ Sean Duffy
Name: Sean Duffy
Title: Director

DUTCH ELECTIVE VENUE UNIT

AMSTERDAM MUSIC DOME EXPLOITATIE B.V.

By:/s/ Ruben Brouwer
Name: Ruben Brouwer
Title: Director

AMSTERDAM MUSIC DOME PROPERTIES B.V.

By:/s/ Ruben Brouwer
Name: Ruben Brouwer
Title: Director

[Signature Page to First Supplemental Master Indenture]

EXHIBIT A
Initial Members and Jurisdictions

Name	Jurisdiction
Live Nation VenueCo, LLC	United States of America
LN NL Venue FinCo BV	Netherlands
AIL Venue FinCo DAC	Ireland

A-1